Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER FISCAL 2020 RESULTS

•Gross margin increased 45% year-over-year to $217.9 million
•Americas Mills segment achieved record second quarter shipment levels; International Mill shipments highest for a second quarter in 12 years
•GAAP earnings per diluted share from continuing operations increased to $0.53, compared with $0.13 in the prior year
•Earnings from continuing operations increased 326% year-over-year to $63.6 million
•Core EBITDA increased 60% year-over-year to $145.3 million

        Irving, TX - March 19, 2020 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 29, 2020. Second quarter earnings from continuing operations were $63.6 million, or $0.53 per diluted share, on net sales of $1.3 billion, compared to prior year period earnings from continuing operations of $14.9 million, or $0.13 per diluted share, on net sales of $1.4 billion. Gross margin increased by 45% year-over-year, while total shipment volumes grew 2% over the same period.

Adjusted earnings from continuing operations were $63.6 million, or $0.53 per share, as detailed in the non-GAAP reconciliation on page 12. This represents an 82.8% increase compared to adjusted earnings from continuing operations of $0.29 per diluted share for the three months ended February 28, 2019.

        Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "Despite winter seasonality and an unusually wet February, the second quarter was strong and demonstrates our Company's enhanced earnings capability following the transformational actions of the last several years. In the quarter, we achieved the second highest adjusted EBITDA margin in our history, behind only our first quarter 2020 performance. The great results were helped by robust demand from the U.S. and Polish construction markets, which continued to support steel shipment volumes during the quarter."

        "Strong earnings and disciplined working capital management provided $107.0 million of operating cash flow during the quarter, allowing us to further de-lever our balance sheet. Our net debt-to-EBITDA ratio of 1.6x provides us great flexibility in our capital structure to pursue our growth strategies, as well as endure today's volatile environment."

(CMC Second Quarter Fiscal 2020 - Page 2)

        The Company's liquidity position as of February 29, 2020 remained strong, with cash and cash equivalents of $232.4 million and availability under the Company's credit and accounts receivable facilities of $616.6 million.

        On March 18, 2020, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on April 6, 2020. The dividend will be paid on April 20, 2020, and marks 222 consecutive quarterly dividend payments.

Business Segments - Fiscal Second Quarter 2020 Review
        Our Americas Recycling segment recorded adjusted EBITDA of $5.8 million for the second quarter of fiscal 2020, a decrease of 43% compared to adjusted EBITDA of $10.1 million for the prior year quarter. The reduction reflected a combination of lower average ferrous selling prices and shipping volumes compared to a year ago, down 15% and 9% respectively.

 Our Americas Mills segment recorded adjusted EBITDA of $125.7 million for the second quarter of fiscal 2020, an increase of 12% compared to adjusted EBITDA of $112.4 million for the second quarter of fiscal 2019. Volumes increased 5% compared to the prior year period, driven by strength in our construction end markets, as well as targeted merchant bar growth opportunities. Metal margins contracted by $24 per ton year-over-year, as a reduction in average selling price of $71 per ton was only partially offset by lower scrap costs. Results in the second quarter benefited from a 6% year-over-year reduction in conversion costs per ton.

        Our Americas Fabrication segment recorded adjusted EBITDA of $16.1 million for the second quarter of fiscal 2020, marking a significant improvement from an adjusted EBITDA loss of $49.6 million for the second quarter of fiscal 2019, primarily due to expanded selling price margins over rebar cost. As in prior quarters, second quarter adjusted EBITDA did not include the benefit of the purchase accounting adjustment related to amortization of the acquired unfavorable contract backlog reserve of $6.0 million. The trend of sequential increases in selling price continued during the quarter, as we shipped at an average price of $984 per ton. This represented a significant rise of $139 per ton, or 16%, compared to the prior year period. Metal margins within our backlog remained at attractive levels.

        Our International Mill segment in Poland recorded adjusted EBITDA of $13.5 million for the second quarter of fiscal 2020, compared to adjusted EBITDA of $20.5 million for the prior year quarter. Metal margins remain under pressure as a result of elevated import levels. The overhang of imported steel products in Europe is lessening, but remains a headwind to margins. Despite import challenges, shipment volumes reached their highest second quarter level in 12 years, increasing 25% on a year-over-year basis, driven by strong demand from the Polish construction sector.

(CMC Second Quarter Fiscal 2020 - Page 3)

        Our Corporate and Other segment recorded an adjusted EBITDA loss of $23.2 million for the second quarter of fiscal 2020 compared to an adjusted EBITDA loss of $24.1 million for the prior year quarter.

Outlook
        “We enter the summer construction season with a good fabrication backlog, solid bidding activity, and mill metal margins above past cyclical averages,” said Ms. Smith. “However, given economic uncertainties caused by the COVID-19 outbreak, as well as potential courses of action that local, state, and federal government bodies may take, we are unable to provide forward guidance at this time. In this unpredictable environment, we remain focused on factors we can control, and are positioning our Company for long-term value generation.”

Conference Call
        CMC invites you to listen to a live broadcast of its second quarter fiscal 2020 conference call today, Thursday, March 19, 2020, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Paul Lawrence, Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
        Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
        This news release contains or incorporates by reference a number of "forward-looking statements" within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the effect of the coronavirus ("COVID-19") and related governmental and economic responses thereto, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are

(CMC Second Quarter Fiscal 2020 - Page 4)

inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

        Our forward-looking statements are based on management's expectations and beliefs as of the time this news release is filed with the SEC or, with respect to any document incorporated by reference, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, Risk Factors, of the 2019 Form 10-K as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including trade measures, political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; new and clarifying guidance with regard to interpretation of certain provisions of the Tax Cuts and Jobs Act that could impact our assessment; increased costs related to health care reform legislation; and

(CMC Second Quarter Fiscal 2020 - Page 5)

impacts from the COVID-19 on the economy, demand for our products or our operations including the responses of governmental authorities to contain the COVID-19.

(CMC Second Quarter Fiscal 2020 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/29/2020	11/30/2019	8/31/2019	5/31/2019	2/28/2019	2/29/2020	2/28/2019
Americas Recycling
Net sales	$248,084	222,261	268,447	289,015	287,075	470,345	589,084
Adjusted EBITDA	$5,754	3,417	4,235	12,331	10,124	9,171	25,558
Tons shipped (in thousands)
Ferrous	519	492	559	597	570	1,011	1,149
Nonferrous	58	57	61	60	59	115	122
Total tons shipped	577	549	620	657	629	1,126	1,271
Average selling price (per ton)
Ferrous	$226	182	217	252	266	204	269
Nonferrous	$2,044	1,983	1,998	2,047	1,998	2,014	1,990

Americas Mills
Net sales	$732,040	768,893	824,809	866,903	774,709	1,500,933	1,376,562
Adjusted EBITDA	$125,691	155,025	160,832	158,114	112,396	280,716	226,269
Tons shipped
Rebar	830	881	897	913	773	1,711	1,303
Merchant & Other	317	325	319	323	322	642	639
Total tons shipped	1,147	1,206	1,216	1,236	1,095	2,353	1,942
Average price (per ton)
Total selling price	$606	611	645	670	677	608	677
Cost of ferrous scrap utilized	$256	226	246	284	303	238	305
Metal margin	$350	385	399	386	374	370	372

Americas Fabrication
Net sales	$511,748	571,847	622,385	633,047	530,836	1,083,595	967,947
Adjusted EBITDA	$16,060	17,481	(13,151)	(23,289)	(49,578)	33,541	(86,574)
Tons shipped (in thousands)	366	413	448	469	396	779	715
Total selling price (per ton)	$984	976	963	925	845	979	856

International Mill
Net sales	$180,079	165,389	205,461	209,365	175,198	345,468	402,222
Adjusted EBITDA	$13,451	11,359	22,666	24,120	20,537	24,810	53,316
Tons shipped
Rebar	145	122	151	126	66	267	146
Merchant & Other	235	216	237	250	238	451	550
Total tons shipped	380	338	388	376	304	718	696
Average price (per ton)
Total selling price	$449	461	500	524	545	455	546
Cost of ferrous scrap utilized	$251	244	265	288	301	248	298
Metal margin	$198	217	235	236	244	207	248

(CMC Second Quarter Fiscal 2020 - Page 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Six Months Ended
Net sales	2/29/2020	11/30/2019	8/31/2019	5/31/2019	2/28/2019	2/29/2020	2/28/2019
Americas Recycling	$248,084	$222,261	$268,447	$289,015	$287,075	$470,345	$589,084
Americas Mills	732,040	768,893	824,809	866,903	774,709	1,500,933	1,376,562
Americas Fabrication	511,748	571,847	622,385	633,047	530,836	1,083,595	967,947
International Mill	180,079	165,389	205,461	209,365	175,198	345,468	402,222
Corporate and Other	(330,988)	(343,682)	(378,097)	(392,458)	(365,035)	(674,670)	(655,690)
Total Net Sales	$1,340,963	$1,384,708	$1,543,005	$1,605,872	$1,402,783	$2,725,671	$2,680,125

Adjusted EBITDA from continuing operations
Americas Recycling	$5,754	$3,417	$4,235	$12,331	$10,124	$9,171	$25,558
Americas Mills	125,691	155,025	160,832	158,114	112,396	280,716	226,269
Americas Fabrication	16,060	17,481	(13,151)	(23,289)	(49,578)	33,541	(86,574)
International Mill	13,451	11,359	22,666	24,120	20,537	24,810	53,316
Corporate and Other	(23,235)	(27,477)	(29,337)	(27,305)	(24,146)	(50,712)	(83,700)

(CMC Second Quarter Fiscal 2020 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended		Six Months Ended
(in thousands, except share data)	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Net sales	$1,340,963	$1,402,783	$2,725,671	$2,680,125
Costs and expenses:
Cost of goods sold	1,123,096	1,252,493	2,269,610	2,370,926
Selling, general and administrative expenses	115,538	98,726	227,067	215,943
Interest expense	15,888	18,495	32,466	35,158
	1,254,522	1,369,714	2,529,143	2,622,027

Earnings from continuing operations before income taxes	86,441	33,069	196,528	58,098
Income taxes	22,845	18,141	50,177	23,750
Earnings from continuing operations	63,596	14,928	146,351	34,348

Earnings (loss) from discontinued operations before income taxes	301	(1,075)	1,196	(618)
Income taxes	99	3	401	138
Earnings (loss) from discontinued operations	202	(1,078)	795	(756)

Net earnings	$63,798	$13,850	$147,146	$33,592

Basic earnings per share*
Earnings from continuing operations	$0.53	$0.13	$1.23	$0.29
Earnings (loss) from discontinued operations	—	(0.01)	0.01	(0.01)
Net earnings	$0.54	$0.12	$1.24	$0.29

Diluted earnings per share*
Earnings from continuing operations	$0.53	$0.13	$1.22	$0.29
Earnings (loss) from discontinued operations	—	(0.01)	0.01	(0.01)
Net earnings	$0.53	$0.12	$1.22	$0.28

Average basic shares outstanding	118,919,455	117,854,335	118,644,823	117,677,422
Average diluted shares outstanding	120,407,256	118,942,758	120,303,259	118,996,427
*Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding

(CMC Second Quarter Fiscal 2020 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)	February 29, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$232,442	$192,461
Accounts receivable (less allowance for doubtful accounts of $8,388 and $8,403)	961,694	1,016,088
Inventories, net	714,842	692,368
Other current assets	176,000	179,088
Total current assets	2,084,978	2,080,005
Property, plant and equipment, net	1,522,342	1,500,971
Goodwill	64,172	64,138
Other noncurrent assets	236,446	113,657
Total assets	$3,907,938	$3,758,771
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$275,491	$288,005
Accrued expenses and other payables	329,920	353,786
Acquired unfavorable contract backlog	21,008	35,360
Current maturities of long-term debt and short-term borrowings	22,715	17,439
Total current liabilities	649,134	694,590
Deferred income taxes	123,726	79,290
Other noncurrent liabilities	232,450	133,620
Long-term debt	1,144,573	1,227,214
Total liabilities	2,149,883	2,134,714
Stockholders' equity	1,757,843	1,623,861
Stockholders' equity attributable to noncontrolling interests	212	196
Total stockholders' equity	1,758,055	1,624,057
Total liabilities and stockholders' equity	$3,907,938	$3,758,771

(CMC Second Quarter Fiscal 2020 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
(in thousands)	February 29, 2020	February 28, 2019
Cash flows from (used by) operating activities:
Net earnings	$147,146	$33,592
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	82,338	76,430
Deferred income taxes and other long-term taxes	42,142	11,705
Stock-based compensation	15,805	10,007
Amortization of acquired unfavorable contract backlog	(14,328)	(34,808)
Net gain on disposals of subsidiaries, assets and other	(5,585)	(1,202)
Other	1,571	(281)
Changes in operating assets and liabilities	(15,673)	(80,809)
Beneficial interest in securitized accounts receivable	—	(367,521)
Net cash flows from (used by) operating activities	253,416	(352,887)

Cash flows from (used by) investing activities:
Capital expenditures	(96,592)	(67,497)
Proceeds from the sale of property, plant and equipment	14,004	2,042
Acquisitions, net of cash acquired	(9,850)	(700,982)
Proceeds from insurance, sale of discontinued operations and other	974	5,798
Beneficial interest in securitized accounts receivable	—	367,521
Net cash flows used by investing activities:	(91,464)	(393,118)

Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	11,299	180,000
Repayments of long-term debt	(106,880)	(14,605)
Proceeds from accounts receivable programs	85,686	140,070
Repayments under accounts receivable programs	(81,314)	(92,664)
Dividends	(28,480)	(28,181)
Stock issued under incentive and purchase plans, net of forfeitures	(2,463)	(2,856)
Contribution from noncontrolling interests	16	10
Net cash flows from (used by) financing activities	(122,136)	181,774
Effect of exchange rate changes on cash	337	(221)
Increase (decrease) in cash, restricted cash and cash equivalents	40,153	(564,452)
Cash, restricted cash and cash equivalents at beginning of period	193,729	632,615
Cash, restricted cash and cash equivalents at end of period	$233,882	$68,163

Supplemental information:	Six Months Ended
(in thousands)	February 29, 2020	February 28, 2019
Cash and cash equivalents	$232,442	$66,742
Restricted cash	1,440	1,421
Total cash, restricted cash and cash equivalents	$233,882	$68,163

(CMC Second Quarter Fiscal 2020 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs and other legal fees, amortization of acquired unfavorable contract backlog, facility closure costs and purchase accounting adjustments to inventory. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/29/2020	11/30/2019	8/31/2019	5/31/2019	2/28/2019	2/29/2020	2/28/2019
Earnings from continuing operations	$63,596	$82,755	$85,880	$78,551	$14,928	146,351	34,348
Interest expense	15,888	16,578	17,702	18,513	18,495	32,466	35,158
Income taxes	22,845	27,332	16,826	29,105	18,141	50,177	23,750
Depreciation and amortization	41,389	40,941	41,051	41,181	41,245	82,330	76,421
Asset impairments	—	530	369	15	—	530	—
Non-cash equity compensation	7,536	8,269	7,758	7,342	5,791	15,805	10,006
Facility closure	—	6,339	—	—	—	6,339	—
Acquisition and integration related costs and other	—	—	6,177	2,336	5,475	—	33,445
Amortization of acquired unfavorable contract backlog	(5,997)	(8,331)	(16,582)	(23,394)	(23,476)	(14,328)	(34,808)
Purchase accounting effect on inventory	—	—	—	—	10,315	—	10,315
Core EBITDA from continuing operations	$145,257	$174,413	$159,181	$153,649	$90,914	$319,670	$188,635
*Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation.

(CMC Second Quarter Fiscal 2020 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related and costs and other legal expenses, facility closure costs, and purchase accounting adjustments to inventory, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the Tax Cuts and Jobs Act ("TCJA"). Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/29/2020	11/30/2019	8/31/2019	5/31/2019	2/28/2019	2/29/2020	2/28/2019
Earnings from continuing operations	$63,596	$82,755	$85,880	$78,551	$14,928	$146,351	$34,348
Facility closure	—	6,339	—	—	—	6,339	—
Acquisition and integration related costs and other	—	—	6,177	2,336	5,475	—	33,445
Purchase accounting effect on inventory	—	—	—	—	10,315	—	10,315
Total adjustments (pre-tax)	$—	$6,339	$6,177	$2,336	$15,790	$6,339	$43,760

Tax impact
TCJA impact	$—	$—	$—	$—	$7,550	$—	$7,550
Related tax effects on adjustments	—	(1,331)	(1,297)	(490)	(3,316)	(1,331)	(9,190)
Total tax impact	—	(1,331)	(1,297)	(490)	4,234	(1,331)	(1,640)
Adjusted earnings from continuing operations	$63,596	$87,763	$90,760	$80,397	$34,952	$151,359	$76,468

Adjusted earnings from continuing operations per diluted share	$0.53	$0.73	$0.76	$0.67	$0.29	$1.26	$0.64

Media Contact:
        Jason Brocious
        214.689.4300